Exhibit 10.4

FORM OF DATA CENTER LEASE AGREEMENT1

between

[LANDLORD NAME]

(“LANDLORD”)

and

[TENANT NAME]

(“TENANT”)

dated as of

[DATE]

[1]

This Form of Data Center Lease Agreement (this “Form”) includes the terms that Blackstone Digital Infrastructure Trust Inc. (“BXDC”) generally expects to be contained in the leases of data centers that it intends to target for acquisition. This Form is being provided for illustrative purposes only and is not intended to serve as, and must not be relied on as, a guarantee or indication of the exact terms of any leases that BXDC may actually acquire or enter into in connection with any acquisition of data centers. Not all provisions included herein may be applicable to, or included in, such leases, and/or such leases may contain certain provisions not included herein. This Form should be read together with BXDC’s Registration Statement on Form S-11 (File No. 333-[●]) filed with the United States Securities and Exchange Commission on [●], 2026, including the prospectus contained therein (collectively, the “Registration Statement”). All statements contained herein with respect to BXDC’s expectations and intentions are as of the date of the Registration Statement.

7.5. Access and Security	13

7.6. Service Interruptions	14

8. Preparation for Occupancy	14

8.1. Initial Build-Out	14

8.2. Tenant Fit-Out Work	14

8.3. Delivery	14

9. Use of Premises; Compliance with Laws; Hazardous Materials	14

9.1. Use	14

9.2. Legal and Other Restrictions of Tenant’s Use	14

9.3. Compliance with Laws	14

9.4. Hazardous Materials	15

10. Maintenance and Repairs	15

10.1. Landlord’s Maintenance and Repair Obligations	15

10.2. Tenant’s Maintenance and Repair Obligations	15

11. Alterations	15

11.1. Alterations	15

11.2. Tenant Owned Property	15

12. Insurance	16

12.1. Tenant Insurance	16

12.2. Landlord Insurance	16

12.3. Waiver of Subrogation	16

13. Indemnification	17

13.1. Indemnity of Landlord	17

13.2. Indemnity of Tenant	17

13.3. Survival	17

14. Damage and Destruction	17

14.1. Restoration	17

14.2. Rent Abatement	18

15. Condemnation	18

15.1. Total Taking	18

15.2. Partial Taking	18

15.3. Restoration	18

15.4. Allocation of Awards	18

16. Assignment.	18

16.1. Landlord Assignment	19

16.2. Tenant Assignment	19

17. Tenant’s Default	19

17.1. Monetary Default	19

17.2. Nonmonetary Default	19

17.3. Tenant Debtor Protections	19

18. Landlord’s Remedies	20

19. Subordination; Estoppel Certificates	20

19.1. Subordination	20

19.2. Subordination, Non-Disturbance, and Attornment Agreement	20

19.3. Estoppel Certificates	20

20. End of Term; Holding Over	20

20.1. Condition Upon Surrender	20

20.2. Transition Period; Holdover	21

21. Publicity; Signs	21

22. Parking	21

23. Notices	21

24. Guaranties.	22

24.1. Landlord Guaranty	22

24.2. Tenant Guaranty	22

25. Miscellaneous Provisions	22

25.1. Brokers	22

25.2. Landlord Default; Tenant Remedies	22

25.3. Landlord Access	23

25.4. Operator	24

25.5. Successors and Assigns	24

25.6. Limitation on Liability	24

25.7. Partial Invalidity	24

25.8. Entire Agreement	24

25.9. Representations	24

25.10. Quiet Enjoyment	26

25.11. Survival	26

25.12. Governing Law; Consent to Jurisdiction and Venue	26

25.13. Amendments	26

25.14. WAIVER OF JURY TRIAL	26

25.15. SUBMISSION OF LEASE	26

25.16. No Recording	26

25.17. Confidentiality	26

DATA CENTER LEASE AGREEMENT

This DATA CENTER LEASE AGREEMENT (“Lease”), dated as of the [DAY] day of [MONTH], [YEAR] (the “Effective Date”), is entered into by and between [LANDLORD NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE], and having its principal office at [LANDLORD ADDRESS] (“Landlord”) and [TENANT NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE], and having an address at [TENANT ADDRESS] (“Tenant”). Landlord and Tenant are also sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

In consideration of the rents, covenants, and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged and agreed, Landlord and Tenant covenant, warrant, and agree as follows:

1. Definitions.

1.1. Defined Terms. For purposes of this Lease, the following terms shall have the following meanings:

“Acceptable Counterparty” means a person or entity who satisfies the following conditions: (i) is not a Restricted Party, and (ii) is not subject to sanctions levied by the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, the U.S. State Department or otherwise designated on any list of prohibited or restricted parties maintained by any of the foregoing agencies or owned or controlled by such a party.

“Additional Rent” means all sums other than Base Rent payable by Tenant to Landlord under this Lease, including Operating Expenses and Taxes, Tenant’s payments for services, and any and all other amounts due under this Lease, including any and all other sums that may become due by reason of any default of Tenant or failure to timely comply with the agreements, terms, covenants, and conditions of this Lease to be performed by Tenant.

“Affiliate” means for any entity, any parent, subsidiary, or affiliate corporation which Controls, is Controlled by or is under common Control with such entity. For purposes of this definition, “Control” means the possession of the power to direct or cause the direction of the management and policy of an entity, whether through the ownership of voting securities, by statute, or by contract.

“Alterations” is defined in Section 11.1.

“Approved SNDA Form” is defined in Section 19.3.

“Base Rent” is defined in Section 4.1.

“Broker” means [BROKER NAME].

“Building” means the building [known as [BUILDING NAME] and] having the street address of [STREET ADDRESS], [CITY], [STATE].

“Building Systems” means the structural portions of the Building, the roof, the foundation, the elevators, the HVAC Systems, and the mechanical, electrical, plumbing, security, fire and life safety systems and equipment, including the fire alarms and fire sprinklers, and the building power infrastructure, back-up power systems, raised floor, access control and telecommunications conduit.

“Business Day” or “Business Days” means all days, excluding the following days: Saturdays, Sundays, and all days observed as legal holidays by the State of [STATE], and by the United States federal government.

“Business Hours” means, on each Business Day, the hours from [TIME] a.m. to [TIME] p.m. [TIME ZONE].

“Campus” means a parcel or group of parcels of real property, together with all improvements thereon, designed, constructed, and operated primarily for the housing, operation, and maintenance of one or more data centers, including all related or ancillary uses, and comprised of the land described in Exhibit [LETTER].

“Capacity” is defined in Section 3.3.

“Casualty” is defined in Section 14.1.

“Change of Control” means a change in the Control of Landlord.

“Commencement Date” means, with respect to a given Phase, the earliest date on which all of the Landlord Work has been completed with respect to such Phase in accordance with Section 8.

“Common Areas” means the entrances, lobby, accessways, hallways, lavatories, stairways, elevator banks, and other Building areas and the driveways, parking areas, and landscaped areas within the Campus that are designated for the nonexclusive common use of all tenants of the Campus and their invitees2.

“Completion Date Deadline” is defined in Section 3.3.

“Credit Threshold” means, and will be deemed satisfied, if assignee (or an entity guaranteeing all of the obligations of any such assignee under the Lease pursuant to a guaranty in the form set forth on Exhibit [LETTER] or as otherwise satisfactory to Landlord (in Landlord’s sole discretion)) has a credit rating of at least “[RATING]” by Standard & Poor’s or Fitch or “[RATING]” by Moody’s.

“Early Termination Date” is defined in Section 3.6.

[2]

In the case of a lease for capacity or space within a multi-tenant building, the term “Common Areas” (or similar) may refer to areas within the building that are designated for the common use of all tenants of the building (as opposed to areas designed for the common use of all tenants within the Campus).

“Effective Date” is defined in the Preamble.

“Event of Default” is defined in Section 17.

“Extension Conditions” is defined in Section 3.5(a).

“Extension Notice” is defined in Section 3.5(b).

“Extension Option” is defined in Section 3.5(a).

“Extension Term” is defined in Section 3.5(a).

“First Extension Term” is defined in Section 3.5(a).

“Force Majeure” means any of the following events: (a) acts of God; (b) floods, fires, earthquakes, explosions, or other natural disasters; (c) war, invasions, hostilities (whether war is declared or not), terrorist threats or acts, riots or other civil unrest; (d) governmental authority, proclamations, orders, laws, actions, or requests; (e) embargoes or blockades; (f) epidemics, pandemics, or other national or regional emergencies; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (h) other similar events beyond the reasonable control of the Parties.

“Hazardous Materials” means any chemical, compound, material, substance, or other matter that: (a) is defined as a hazardous substance, hazardous material, or waste, or toxic substance under any Hazardous Materials Law; (b) is regulated, controlled, or governed by any Hazardous Materials Law or other Laws; (c) is petroleum or a petroleum product; or (d) is asbestos, formaldehyde, radioactive material, drug, bacteria, virus, or other injurious or potentially injurious material (by itself or in combination with other materials).

“Hazardous Materials Law” means any federal, state, or local law, ordinance, rule, decree, order, regulation, or court decision relating to Hazardous Materials and/or other environmental conditions on, under, or about the Premises, the Building, or the Property, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act, any other law or legal requirement concerning hazardous or toxic substances, and any amendments to the foregoing.

“HVAC” means heating, ventilation, and air-conditioning.

“HVAC Systems” means the HVAC systems of the Building.

“Landlord” is defined in the Preamble.

“Landlord Party” means Landlord’s direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents, invitees, or representatives.

“Landlord Work” is defined in Section 8.1.

“Landlord’s Address for Notices” means [LANDLORD ADDRESS], attention: [TITLE], with a copy to [LANDLORD COUNSEL ADDRESS], Attention: [LANDLORD COUNSEL NAME], or at such other address as Landlord or its counsel shall designate by written notice to Tenant sent pursuant to Section 24 hereof.

“Landlord’s Address for Rent Payments” means [PAYMENT ADDRESS].

“Laws” is defined in Section 9.3.

“Lease” is defined in the Preamble.

“Lease Commencement Date” is defined in Section 3.2.

“Lease Expiration Date” is defined in Section 3.4.

“Manager” is defined in Section 25.4.

“Mortgage” means any current or future mortgage, deed of trust, or other security instrument in any amount for which all or any portion of the Property or Landlord’s interest or estate in the Property is specified as security, including all modifications, renewals, supplements, consolidations, and replacements thereof.

“Mortgagee” means any mortgagee or beneficiary under any current or future Mortgage affecting the Property.

“NDA” is defined in Section 25.17.

“Operating Expense Estimate” is defined in Section 5.1(a).

“Operating Expenses” is defined in Section 5.1(b).

“Operating Expenses (Actual)” means and refers, with respect to each calendar year (or portion thereof) during the Term, to the actual Operating Expenses for such calendar year (or portion thereof).

“Operating Year” is defined in Section 5.1(c).

“Outside Delivery Date” is defined in Section 3.3.

“Party” or “Parties” is defined in the Preamble.

“Permitted Use” means the operation of a data center providing artificial intelligence services, colocation, managed hosting, cloud, network, telecommunications and other related services, including related office and storage uses.

“Phase” is defined in Section 3.3.

“Power” means the amount of electrical power (in kW) available to a specified location, along with the associated floor space.

“Premises”3 means the space described in Exhibit [LETTER], including all Phases and any other space leased to Tenant pursuant to this Lease.

“Prime Rate” means the prime or base rate announced as such from time to time by [[BANK NAME]/[OTHER SOURCE NAME]] as published in the Wall Street Journal or, if not available, a comparable rate selected by Landlord. Any interest payable under this Lease with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated on the basis of a three hundred and sixty (360) day year with twelve (12) months of thirty (30) days each.

“Property” means the real property on which the Building is located together with the Building and all appurtenant fixtures and personal property of Landlord used in the operation of the Building and/or the Property, and any other improvements now existing or hereafter constructed thereon, including the parking lot, walkways, and landscaped ground as depicted on the site plan attached hereto as Exhibit [LETTER].

“Punch List” is defined in the Work Letter.

“Qualified Operator” shall have the meaning set forth on Exhibit [LETTER].

“Reconciliation Statement” is defined in Section 5.5.

“Rent” means, collectively, Base Rent and Additional Rent.

“Restoration Estimate” is defined in Section 14.1.

“Restricted Party” means any entity that (i) is an agency or instrumentality (including a state-owned enterprise) of any government other than those countries listed on Exhibit [LETTER], (ii) is a Tenant Competitor, or (iii) that does not have a net worth of [NUMBER IN WORDS] Dollars ($[NUMBER]).

“Second Extension Term” is defined in Section 3.5(a).

“Service Interruption Event” is defined in Section 7.6.

“Structural Alterations” is defined in Section 11.1.

“Taking” is defined in Section 15.1.

“Target Completion Date” is defined in Section 3.3.

[3]	In the case of a lease for capacity or space within a multi-tenant building, the term “Premises” (or similar) will refer to individual suite(s) or data hall(s) within the building.

“Tax” or “Taxes” shall have the meaning set forth on Exhibit [LETTER].

“Tenant” is defined in the Preamble.

“Tenant Audit Notice” is defined in Section 5.6.

“Tenant Competitor” means any entity set forth on Exhibit [LETTER] or any Affiliate of any such entity; provided Tenant may, no more than [NUMBER IN WORDS] ([NUMBER]) per year, replace any or all of the entities so listed with another entity or entities which would be reasonably considered a competitor of Tenant by delivering written notice of such change to Landlord.4

“Tenant Fit-Out Work” is defined in Section 8.1.

“Tenant Owned Property” is defined in Section 11.2.

“Tenant Parties” means Tenant, any Affiliate of Tenant, any permitted assignee, subtenant, or occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents, invitees, or representatives.

“Tenant’s Address for Notices” means [TENANT ADDRESS], Attention: [TITLE], with a copy to [TENANT COUNSEL ADDRESS], Attention: [TENANT COUNSEL NAME], or at such other address as Tenant or its counsel shall designate by written notice to Landlord sent pursuant to Section 24 hereof.

“Tenant’s Share” is [NUMBER IN WORDS] percent ([NUMBER]%).5

“Term” is defined in Section 3.1.

“Work Letter” is defined in Section 8.1.

1.2. Interpretation.

(a) This Lease shall be construed without regard to any presumption or other rule requiring construction against the drafting Party.

(b) The captions, headings, and titles in this Lease are solely for convenience of reference and shall not affect the interpretation of the provisions under such caption, heading, or title.

[4]	It is expected that “Tenant Competitor” (or similar terms) will generally be defined as competitors of the applicable Tenant and its parent company.
[5]

In a single-tenant Building, the Tenant’s Share is expected to be approximately 100%. In multi-tenant Buildings, the Tenant’s Share will generally represent the space or capacity leased to the applicable Tenant divided by the total space or capacity available in the applicable Building.

(c) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

(d) As used in this Lease: (i) “and/or” when applied to one or more matters or things applies to any one or more, or all such matters or things as the circumstances warrant; (ii) “including” means “including, without limitation”; (iii) “Person” means any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity; and (iv) “this Lease,” “herein,” “hereof,” and “hereunder,” and words of similar import, refer to this Lease as a whole, and not to any particular section, unless expressly so stated.

(e) All of the terms and provisions of each exhibit or schedule to this Lease are incorporated into and made a part of this Lease to the same extent as if they were included in the body of this Lease.

2. Lease of the Premises.

2.1. Demise. Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord the Premises for the Term, upon and subject to the terms, covenants, representations, warranties, provisions, and conditions of this Lease.

3. Term.

3.1. Term. This Lease shall be effective and binding on Landlord and Tenant on the Effective Date. The term of this Lease shall be [NUMBER IN WORDS] ([NUMBER]) years6, commencing on the Lease Commencement Date and ending on the Lease Expiration Date (“Term”). Unless otherwise provided herein, the word “Term” shall include any Extension Term properly exercised by Tenant in accordance with Section 3.5.

3.2. Lease Commencement. The “Lease Commencement Date” shall be the later of: (a) the date Landlord delivers Phase I to Tenant in accordance with Section 8; or (b) the Completion Date Deadline for Phase I as set forth on Exhibit [LETTER].

3.3. Delivery of the Premises7. Landlord shall use commercially reasonable efforts (subject to Force Majeure and any Tenant delay) to deliver each phase of the Premises (each, a “Phase”) and associated quantity of Power as set forth on Exhibit [LETTER] (the “Capacity”) to the Tenant on or prior to the date set forth on Exhibit [LETTER] (the “Target Completion Date”). If Landlord does not deliver any Phase to Tenant by the date that is [NUMBER IN WORDS] ([NUMBER]) days after the Target

[6]

It is expected that the leases entered into or acquired by BXDC will be long-term leases with initial terms of at least 15 years, though BXDC may selectively consider leases with shorter initial terms.

[7]

It is expected that BXDC will primarily acquire data centers the construction of which has already been completed, and therefore, that any “late delivery” provisions or associated penalties contained in the lease will be not applicable.

Completion Date applicable to such Phase (the “Completion Date Deadline”), then, subject to extension for Force Majeure and Tenant delay, Landlord shall provide Tenant with a credit against the payment of Base Rent: (a) for the first [NUMBER IN WORDS] ([NUMBER]) days of delay, equal to [NUMBER IN WORDS] ([NUMBER]) day’s Base Rent credit for each full or partial day of delay and (b) thereafter [NUMBER IN WORDS] ([NUMBER]) day’s Base Rent credit for each full or partial day of delay until the Commencement Date for such Phase occurs. Subject to Force Majeure and Tenant delay, if Landlord does not deliver any Phase within [NUMBER IN WORDS] ([NUMBER]) days after the Completion Date Deadline applicable to such Phase, Tenant shall have the right to terminate this Lease by written notice to Landlord. The Completion Date Deadlines may be extended for Force Majeure and Tenant delay, provided that if such Force Majeure extends the applicable Completion Date Deadline beyond a period of [NUMBER IN WORDS] ([NUMBER]) days, Tenant may terminate the Lease at any time thereafter (provided that the applicable Phase has not been delivered at the time of such termination). Tenant’s entitlement to rent credits and termination rights as set forth in this Section 3.3 are Tenant’s sole and exclusive remedies for Landlord’s failure to deliver any Phase in accordance with the terms of this Lease by the applicable Completion Date Deadline. If Tenant terminates the Lease in accordance with this Section 3.3, then neither Landlord nor Tenant shall have any further rights, duties, or obligations under this Lease, except as otherwise expressly provided in this Lease.]

3.4. Lease Expiration. Subject to Tenant’s option to extend the Term as set forth in Section 3.5, the “Lease Expiration Date” means the last day of the month in which the [ORDINAL NUMBER IN WORDS] ([ORDINAL NUMBER]) anniversary of the Lease Commencement Date occurs, or such earlier date on which the Term shall sooner end pursuant to any of the terms, covenants, or conditions of this Lease or pursuant to law.

3.5. Option to Extend Lease Term8. Tenant shall have [NUMBER IN WORDS] ([NUMBER]) separate, consecutive options (each an “Extension Option”) to extend the Term of this Lease for an additional period of [NUMBER IN WORDS] ([NUMBER]) year[s] (the “First Extension Term” and the “Second Extension Term” respectively; the First Extension Term and the Second Extension Term are herein, sometimes, individually or collectively referred to as an “Extension Term”).

(a) Each Extension Option shall be exercisable by written notice (the “Extension Notice”) to Landlord given not later than [NUMBER IN WORDS] ([NUMBER]) months prior to the expiration of the then-current Term. Time is of the essence as to the giving of each Extension Notice. If Tenant does not timely exercise the first Extension Option in accordance with the terms hereof, all Extensions Options shall automatically terminate, and the Lease Term shall expire as of the expiration of the then-current Term.

[8]

It is expected that the majority of leases entered into or acquired by BXDC will contain options for the Tenant to extend the term of the leases (e.g., two options to extend the term by five years each, or one option to extend the term by ten years).

(b) Each Extension Term shall constitute an extension of the Term and shall be upon all of the same terms and conditions as the existing Term, except that: (i) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s continued occupancy during an Extension Term (nor shall Landlord be required to reimburse Tenant for any Alterations made or to be made by Tenant during or in preparation for an Extension Term); and (ii) there shall be no option to extend the Term of this Lease beyond the Second Extension Term.

3.6. Early Termination. At any time, Tenant may terminate this Lease (for all Phases or for any Phases selected by Tenant) (each, an “Early Termination Date”). To exercise the early termination right, Tenant must give a termination notice to Landlord at least [NUMBER IN WORDS] ([NUMBER]) days before the applicable Early Termination Date. Not as a penalty but as liquidated damages, Tenant will pay any termination fee due pursuant to Exhibit [LETTER] to Landlord.9 Neither party will have any rights, liabilities or obligations under this Lease for the applicable Phase or Phases after the Early Termination Date, except those that under this Lease expressly survive termination.

4. Rent.

4.1. Base Rent. Tenant shall pay to Landlord rent (“Base Rent”) in accordance with Exhibit [LETTER]. With respect to each Phase, Base Rent for such Phase will increase by [NUMBER IN WORDS] percent ([NUMBER]%) on each anniversary of the Lease Commencement Date during the term of this Lease, including any Extension Term10 (the “Escalator”).11

4.2. Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord: (a) Operating Expenses in accordance with Section 5; (b) Taxes in accordance with Section 6; and (c) all other items of Additional Rent as they become due and payable under this Lease.

4.3. Rent Payments. Base Rent shall be payable commencing on the Lease Commencement Date and thereafter in equal monthly installments in advance on the first day of each and every calendar month during the term of this Lease. Operating Expenses shall be payable in accordance with Section 5. Taxes shall be payable in accordance with Section 6. Subject to the terms and conditions of this Lease, Tenant covenants and agrees to pay Base Rent, Tenant’s Share of Operating Expenses, and Tenant’s Share of Taxes promptly when due without notice or demand therefor (other than any notice

[9]

It is expected that some but not all of the leases acquired by BXDC will have an early termination option. The early termination fee (if applicable) is expected in most cases be initially sized as 100% of all Base Rent required to be paid by the Tenant for the terminated Phase(s) through the remainder of the then-current Lease term, although in some cases it is expected that the amount of the fee (expressed as a percentage of the remaining Base Rent payable throughout the remainder of the then-current term) may decrease over time based on when the Tenant exercises the termination right.

[10]

It is expected that, in some of the leases entered into or acquired by BXDC, upon the exercise of an extension option by the applicable Tenant, the Base Rent will be reset to the fair market rent for similarly situated data centers (in some cases, subject to a cap and/or floor), and will thereafter increase at the agreed-upon rent escalator.

[11]	It is expected that the leases entered into or acquired by BXDC will have annual rent escalators generally between 2.0% – 3.0%.

required under Section 5 or Section 6 hereof) and, with respect to other Additional Rent items, following notice thereof pursuant to the terms of this Lease. All items of Rent shall be paid without any abatement, deduction, or setoff for any reason whatsoever, except as otherwise specifically provided herein. Tenant covenants and agrees to pay Rent in lawful money of the United States, to Landlord at Landlord’s Address for Rent Payments. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.4. Prorated Rent. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord an amount equal to one (1) monthly installment of Base Rent payable under this Lease for the first full calendar month of the Term. For any partial month during the Term, the monthly installments payable for such month, including the payments of Base Rent, Operating Expenses, and Taxes, shall be prorated on a per diem basis based on the actual number of days in such partial month.

5. Operating Expenses12 This lease is a triple-net lease. For each Operating Year within the Term, Tenant shall pay to Landlord in accordance with this Section 5, as Additional Rent, an amount equal to Tenant’s Share of the Operating Expenses for that Operating Year.

5.1. Operating Expense Definitions. As used in this Lease:

(a) “Operating Expense Estimate” means a written estimate of the amount of Tenant’s Share of Operating Expenses for the applicable Operating Year. Such Operating Expense Estimate shall be in reasonable detail and be consistent with Landlord’s current practices in the Building.

(b) “Operating Expenses” means, collectively, all costs, fees, amounts, disbursements and expenses paid or incurred by or on behalf of Landlord in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement, or repair of the Building, the Property, or the Premises, including, but not limited to: (1) premiums and other charges for insurance required to be carried by Landlord pursuant to this Lease; (2) the cost of maintenance and repair of the Building, Property, Common Areas, and supplies used in such maintenance and repair; (3) charges for security services, janitorial and cleaning services, window cleaning, garbage and refuse removal; (4) landscaping and hardscape expenses, including irrigating, trimming, mowing, fertilizing, seeding, and replacing plants, trees and hardscape; (5) salaries, wages, benefits, and other expenses of personnel reasonably required for property management, operation, engineering, maintenance, and security (as allocated among the Premises, and any other properties or entities in Landlord’s reasonable discretion); (6) fees for the administration and management of the Premises, not to exceed [NUMBER IN WORDS] percent ([NUMBER]%) of gross revenue; (7) all costs incurred in connection with service and maintenance contracts, as well as expenses for maintenance and repair of the Building; (8) supplies, materials, replacement, repair, acquisition, installation and modification of furnishings, materials, tools, small equipment and supplies used exclusively for the Property or Premises; (9) sales, use and excise taxes on goods and services purchased by Landlord for the repair, maintenance, operation or management of the Property; (10) assessments or special assessments or reimbursements required under any covenants,

[12]

It is expected that the leases entered into or acquired by BXDC will primarily be triple-net leases. However, in some cases, BXDC may selectively pursue “modified gross” leases wherein the Landlord is responsible for some but not all of the operating expenses associated with the applicable data center.

restrictions, easements or other agreements benefitting the Building, Property, or any easement, license or operating agreement or similar instrument benefitting the Property; (11) amounts paid to professional, non-legal consultants (including accountants and property managers) for accounting and management services related to the operation of the Property, and Building; (12) the cost of providing the Capacity, fuel, gas, water, electricity, sewer, storm water, and other utility charges for the Building, and Premises; and (13) any other cost, expense, fee, amount or disbursement paid or incurred by or on behalf of Landlord in connection with the operation, ownership, maintenance, restoration, management, replacement, or repair of the Property, Building, or Premises, which are reasonably incurred in maintaining, repairing or operating the Building or Premises for their intended purpose, consistent with practices of owners and operators of first-class data center properties in the relevant geographic market.

Operating Expenses shall expressly not include: (1) the cost of any capital improvement that Landlord elects, in the course of Landlord’s obligations to maintain and repair the Premises, to replace, including if due to end-of-life, end-of-support, or catastrophic failure, and other than the amortized portion permitted above; (2) expenses Landlord incurs in connection with leasing space in the Building, including brokerage commissions, legal fees, advertising expenses, lease concessions, rental abatements, construction allowances, permit, license, and inspection costs; (3) costs or expenses to correct defects in the original construction; (4) repairs and replacements paid for by others or reimbursed to Landlord by insurance proceeds, warranty or third parties; (5) interest or principal payments on any mortgage, ground lease or other indebtedness; (6) costs incurred in connection with the sale, financing or refinancing of the Property, or Building; (7) Landlord’s corporate overhead and administrative costs not directly related to the operation, management or maintenance of the Property; (8) legal fees incurred in disputes with Tenant or any other tenants; (9) management fees of any kind payable to Landlord or its affiliates beyond the permitted management fee above; (10) the cost of replacing the foundation, roof, exterior walls or any other structural element unless otherwise expressly permitted; (11) depreciation or reserves for bad debts or rental loss; (12) costs related to the cleanup or removal of Hazardous Materials, and costs associated with any environmental remediation required by law as a result of acts or omissions occurring prior to the Commencement Date or required due to acts of Landlord’s or its Affiliates’ negligence or willful misconduct; (13) insurance deductibles in amounts greater than $[NUMBER IN WORDS] ([NUMBER]) per occurrence; (14) costs or expenses for repairs to comply with laws in effect as of the Effective Date of the Lease; (15) costs reimbursed by tenants or third parties (other than Tenant); (16) any payment paid to Landlord, its subsidiaries or affiliates in excess of the amount that would have been paid for such goods or services on a competitive basis by qualified, unaffiliated third parties; (17) the cost of repairing or restoring the Premises, Building or any other portion of the Property following a casualty pursuant to the Lease or following the condemnation of all or a portion of the Property, (18) any other cost which, under generally accepted accounting principles and practices, would not be considered a normal maintenance or operating expense for the Building or Property; and (19) costs that are not customary or consistent with the practices of owners of first-class data center properties in the relevant geographic market.

(c) “Operating Year” means each calendar year occurring during the Term.

5.2. Monthly Installments. Before the start of each full or partial Operating Year, Landlord shall give Tenant an Operating Expense Estimate. For each month during such Operating Year, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Operating Expense for the Operating Year, as shown on the Operating Expense Estimate.

5.3. Continuation of Payments. If Landlord has not furnished Tenant with an Operating Expense Estimate before the start of an Operating Year, Tenant shall continue to pay the monthly sum payable by Tenant for the last month of the preceding Operating Year until an Operating Expense Estimate applicable to such Operating Year is furnished to Tenant, at which time Tenant shall pay the monthly sum specified in the newly furnished Operating Expense Estimate in accordance with Section 5.2 hereof. When Landlord delivers the Operating Expense Estimate to Tenant, Landlord shall also notify Tenant of any deficiency or overpayment in the payments made to date for the Operating Year. If there is a deficiency, Tenant shall pay the amount of such deficiency together with the next monthly payment of Operating Expenses. If there has been an overpayment, Landlord shall credit the overpaid amount to the next monthly payment of Operating Expenses.

5.4. Revisions to Operating Expense Estimate. If, at any time during any Operating Year, any one or more of the Operating Expenses are increased (or are projected to increase) to rates or amounts in excess of the rates or amounts used in calculating the Operating Expense Estimate for that Operating Year, then Landlord may issue a revised Operating Expense Estimate. The revised Operating Expense Estimate shall advise Tenant of the amount of the increase in Operating Expenses, the month in which the increase will become effective, Tenant’s Share thereof, and the months for which the increased payments are due. Tenant shall pay the increase to Landlord as part of Tenant’s monthly payments of estimated expenses as provided in Section 5.2, commencing with the month in which the increase becomes effective.

5.5. Reconciliation Statement. As soon as is reasonably possible after the end of each Operating Year, Landlord shall furnish to Tenant a statement (a “Reconciliation Statement”) showing in reasonable detail the actual or prorated Tenant’s Share of Operating Expenses (Actual) incurred by Landlord during such Operating Year. Any delay or failure by Landlord in delivering any Reconciliation Statement shall not constitute a waiver of Landlord’s right to require Tenant to pay Tenant’s Share of Operating Expenses (Actual) pursuant hereto.

5.6. Audit Right. Tenant shall have the right to cause a certified public accountant to audit the Operating Expenses by inspecting Landlord’s general ledger of expenses. Tenant shall give [NUMBER IN WORDS] ([NUMBER]) days’ notice to Landlord of Tenant’s intent to audit (the “Tenant Audit Notice”). After receipt of Tenant’s Audit Notice, Landlord shall promptly make the applicable records available to Tenant’s auditor for the audit. Tenant shall submit a written audit report to Landlord within [NUMBER IN WORDS] ([NUMBER]) days after the applicable records are made available to Tenant’s auditor.

(a) If the audit report shows that the payments actually made by Tenant with respect to Operating Expenses for the Operating Year in question exceeded Tenant’s Share of Operating Expense (Actual) for such Operating Year, Landlord shall at Tenant’s option either: (i) credit the excess amount to the next succeeding installments of Tenant’s Share of Operating Expenses; or (ii) pay the excess to Tenant within [NUMBER IN WORDS] ([NUMBER]) Business Days after delivery of such audit report. If the audit report shows that Tenant’s payments with respect to Operating Expenses for such Operating Year were less than Tenant’s Share of the Operating Expense for such Operating Year, Tenant shall pay the deficiency to Landlord within [NUMBER IN WORDS] ([NUMBER]) Business Days after delivery of such audit report.

(b) All information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents, or employees. Landlord may require Tenant’s auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit.

6. Taxes. Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share of the Taxes.

7. Utilities and Services. From and after the Lease Commencement Date and thereafter throughout the Term, Landlord agrees to furnish the Premises with the utilities and services described in this Section 713. Landlord shall include the costs of services as a component of Operating Expenses except as stated otherwise in this Section 7.

7.1. Electricity. Landlord will provide the Capacity to Tenant and bill Tenant separately each month for the Capacity and for the critical infrastructure serving the Premises14.

7.2. Water. Landlord shall furnish water and sewer service to the Premises in quantities reasonably adequate for Tenant’s use of the Premises and to comply with Landlord’s obligations under the Lease.

7.3. HVAC. Landlord shall provide HVAC service 24 hours per day, 365 days a year to maintain temperature and humidity in conformance with the building specifications agreed to between Landlord and Tenant.

7.4. Janitorial. Landlord shall provide cleaning and janitorial services, including removal of rubbish and furnishing washroom supplies in accordance with the specifications agreed to between Landlord and Tenant.

7.5. Access and Security.

(a) Subject to Landlord’s reasonable maintenance and security requirements, Force Majeure, and applicable Laws, Tenant shall have access to the Premises and the parking areas twenty-four (24) hours per day, seven (7) days per week.

[13]

Generally, it is expected that the majority of leases acquired or entered into by BXDC will provide that it is the Landlord’s responsibility to procure electricity and other power-related infrastructure for the data center. However, we expect that in some cases, the Tenant will be responsible for procuring electricity and/or certain of the power-related infrastructure for the data center.

[14]

It is expected that some of leases acquired or entered into by BXDC will provide that the cost of power delivered to the data center in excess of an agreed-upon power usage effectiveness (PUE) ratio must be borne by the Landlord and cannot be passed through to the Tenant.

(b) Landlord will operate, maintain, and repair security systems and provide security services for the Building and Property in accordance with requirements to be agreed between Landlord and Tenant.

7.6. Service Interruptions. Tenant shall be entitled to an abatement of Rent (as set forth in Exhibit [LETTER]) if there is a “Service Interruption Event” (as defined in Exhibit [LETTER])15.

8. Preparation for Occupancy16

8.1. Initial Build-Out. Landlord shall construct and prepare the Premises for Tenant’s occupancy (the “Landlord Work”) in accordance with the work letter attached hereto as Exhibit [LETTER] (the “Work Letter”).

8.2. Tenant Fit-Out Work. Landlord shall perform, at Tenant’s cost, the work set forth on Exhibit [LETTER] (the “Tenant Fit-Out Work”).

8.3. Delivery. Landlord shall deliver the Premises pursuant to Section 3 with all Landlord Work and Tenant Fit-Out Work having been Substantially Completed (as defined in the Work Letter). Tenant agrees that Landlord shall have access to the Premises after delivery to complete any Punch List items not completed by the Lease Commencement Date.

9. Use of Premises; Compliance with Laws; Hazardous Materials

9.1. Use. The Premises shall be used only for the Permitted Use.

9.2. Legal and Other Restrictions of Tenant’s Use. Use of the Premises is subject to all covenants, conditions, and restrictions of record. Tenant shall not use or occupy the Premises for any unlawful purpose.

9.3. Compliance with Laws. Tenant, at Tenant’s sole cost and expense, shall comply with (and shall cause all Tenant Parties to comply with) all Laws applicable to the Premises or the use or occupancy of the Premises, including any obligation to make Alterations in the Premises required as a condition of Tenant’s occupancy. “Laws” means all present and future laws (including the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Act Amendments Act of 2008, and the regulations promulgated thereunder), ordinances (including zoning ordinances and land use

[15]

It is expected that many of the leases acquired or entered into by BXDC will contain “service level agreements” pursuant to which BXDC is required to maintain certain service levels within the data center (e.g., continuous availability of electricity, or a prescribed temperature and humidity range within the data halls) and where a failure of BXDC to do so would entitle the Tenant to certain remedies, including credits against Rent and in the case of prolonged or repeated service level events, the right to terminate the Lease.

[16]

It is expected that BXDC will primarily acquire data centers the construction of which has already been completed, and therefore, that any “work letter” or similar provisions related to the development of the data center will be not applicable.

requirements), rules, and regulations of governmental and quasi-governmental authorities. If any such Laws require an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant’s sole cost and expense and shall promptly deliver a copy thereof to Landlord. Nothing in this Section 9.3, however, shall permit Tenant to make, without Landlord’s prior written approval, any Alterations to the Premises which otherwise would require Landlord’s approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such Alterations.

9.4. Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored, or disposed of in or about the Premises, the Building, or the Property. Tenant, however, may use and store reasonable quantities of cleaning and office supplies and other similar materials as may be reasonably necessary for Tenant to conduct normal business operations in the Premises. The terms of this Section 9.4 shall survive the expiration or earlier termination of this Lease.

10. Maintenance and Repairs

10.1. Landlord’s Maintenance and Repair Obligations. Throughout the Term, Landlord shall keep the Building, the Common Areas, the Building Systems, and the Property in good condition and repair. Landlord’s maintenance and repair obligations will include, without limitation (except for the maintenance and repair obligations of Tenant under Section 10.2 below and excluding any obligation to maintain, repair, or replace Tenant Owned Property or Tenant’s Alterations): maintenance and repair of the roof (including roof plant areas), foundation, exterior walls, structural walls and Building Systems.

10.2. Tenant’s Maintenance and Repair Obligations. Throughout the Term, Tenant, at Tenant’s expense, will maintain the interior, non-structural portion of the Premises (excluding HVAC and other Building systems) in good order, condition and repair. Tenant is not responsible for ordinary wear and tear and damage caused by casualty or the actions of Landlord or any Landlord Parties.

11. Alterations

11.1. Alterations. Tenant may make any alterations, additions, or improvements in or to the Premises (collectively, “Alterations”) other than Alterations to structural elements of the Premises (“Structural Alterations”) without the prior written consent of Landlord. Tenant may make Structural Alterations upon receipt of Landlord’s prior written consent, which consent may be granted or denied in Landlord’s reasonable discretion.

11.2. Tenant Owned Property. All movable equipment, trade fixtures, personal property, furniture, or any other items that can be removed without harm to the Premises (including any GPUs) will remain Tenant’s property (collectively, “Tenant Owned Property”) and shall not become the property of Landlord. If Tenant fails to remove any Tenant Owned Property following the expiration or earlier termination of this Lease (and the expiration of any applicable transition period pursuant to Section 20.2 below), Landlord will deliver notice of the same to Tenant. If such failure continues for a period of [NUMBER IN WORDS] ([NUMBER]) days following Landlord’s delivery of notice of the same to Tenant, Landlord will deliver a second notice of the same to Tenant. If Tenant fails to commence removal of the Tenant Owned Property within an additional period of [NUMBER IN WORDS] ([NUMBER]) days following Landlord’s delivery of the second notice of the same to Tenant (or fails to proceed thereafter diligently to remove the Tenant Owned Property within a reasonable period of time), Tenant shall be deemed to have abandoned such Tenant Owned Property and Landlord may dispose of it as Landlord may desire without any liability for compensation or damages to Tenant.

12. Insurance

12.1. Tenant Insurance.

(a) At all times during the term of this Lease, Tenant shall maintain, at its sole cost and expense, insurance policies in accordance with Exhibit [LETTER] and this Section 1217:

(b) All insurance policies required to be carried by Tenant under this Lease (except for workers’ compensation insurance) shall: (i) name Landlord, and any parties designated by Landlord, as additional insureds; (ii) as to liability coverages, be written on an “occurrence” basis; and (iii) provide that Landlord shall receive [NUMBER IN WORDS] ([NUMBER]) Business Days’ notice from the insurer before any cancellation or change in coverage.

(c) Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord. Tenant shall deliver evidence of insurance satisfactory to Landlord in its reasonable discretion to Landlord on or before the date Tenant first enters or occupies the Premises, and thereafter at least [NUMBER IN WORDS] ([NUMBER]) [days/Business Days] before the expiration dates of expiring policies.

12.2. Landlord Insurance.

(a) At all times during the term of this Lease, Landlord agrees to maintain commercial general liability insurance in the amount of [NUMBER IN WORDS] Dollars ($[NUMBER]).

(b) At all times during the term of this Lease, Landlord agrees to maintain a standard form property insurance policy with limits of not less than the full replacement value of the Building, including any improvements and all property (other than Tenant Owned Property) in the Building.

12.3. Waiver of Subrogation. Landlord and Tenant release and relieve the other from any liability it might otherwise have and waive their entire right of recovery for loss or damage to persons or property (including equipment) located within or constituting a part or all of the Premises, Building, or the Property to the extent that the loss or damage either (i) is actually covered by insurance carried by a party, including any applicable self-insured retention or deductible, or (ii) would have been covered by the insurance a party is required to carry under this Section 12 or applicable Law (or self-insured by the insured

[17]

It is expected that the leases entered into or acquired by BXDC will require the Landlord and Tenant to maintain commercially reasonable insurance coverage, covering the types of risks and in the amounts consistent with insurance customarily carried by prudent landlords and tenants of comparable data centers, as applicable.

party as permitted under this Lease), whichever is greater; provided, the foregoing waiver shall not apply to any damage or destruction caused by the gross negligence or willful misconduct of Landlord or Tenant. Each of Landlord and Tenant will have their respective insurers endorse the applicable insurance policies to reflect the foregoing waiver of claims and include each insurer’s waiver of subrogation. However, the endorsement will not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis.

13. Indemnification

13.1. Indemnity of Landlord. Except to the extent liability is waived in Section 25.5, Tenant shall indemnify, defend, and hold Landlord and Landlord’s affiliates harmless from and against any and all third party claims, losses, costs, liabilities, damages, and expenses, including penalties, fines, and reasonable attorneys’ fees, incurred in connection with or arising directly or indirectly from: (a) any breach or default by Tenant in the performance of any of its obligations under this Lease; (b) any injury or death to persons or damage to property occurring within or about the Premises; (c) the use or occupancy of the Premises by Tenant, any Tenant Parties, or any Person occupying the Premises through Tenant; (d) the gross negligence or willful misconduct of Tenant or of any Tenant Affiliate; or (e) the use, generation, manufacture, production, storage, release, discharge, disposal or presence of a Hazardous Material on the Premises or Property caused by Tenant or any of Tenant’s Affiliates or any of their respective employees, invitees, agents or contractors.

13.2. Indemnity of Tenant. Except to the extent liability is waived in Section 25.5, Landlord shall indemnify, defend, and hold Tenant and Tenant’s affiliates harmless from and against any and all third party claims, losses, costs, liabilities, damages, and expenses, including penalties, fines, and reasonable attorneys’ fees, incurred in connection with or arising directly or indirectly from: (a) any breach or default by Landlord in the performance of any of its obligations under this Lease; (b) any injury or death to persons or damage to property occurring within or about the Premises due to Landlord’s activities on or about the Property in violation of this Lease; (c) the gross negligence or willful misconduct of Landlord or of any Landlord Affiliate; or (d) the use, generation, manufacture, production, storage, release, discharge, disposal or presence of a Hazardous Material on the Premises or Property not caused by Tenant or any of Tenant’s Affiliates or any of their respective employees, invitees, agents or contractors.

13.3. Survival. The terms of this Section 13 shall survive the expiration or earlier termination of this Lease.

14. Damage and Destruction

14.1. Restoration. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty (a “Casualty”). Following such notice, Landlord shall give Tenant a notice specifying the estimated time, in Landlord’s reasonable judgment, required for repair or restoration (the “Restoration Estimate”). If the Casualty materially affects Tenant’s use of the Premises and the Restoration Estimate is estimated to exceed [NUMBER IN WORDS] ([NUMBER]) days, then Tenant may terminate this Lease thereafter provided that such Casualty has not been restored by the time of the termination. Landlord shall not be obligated to repair or restore any Tenant Alterations and/or Tenant-Owned Property. Provided this Lease is not terminated pursuant to this Section 14.1, this Lease shall remain in full force, except that Rent shall abate in accordance with Section 14.2.

14.2. Rent Abatement. If the damage or destruction renders all or part of the Premises untenantable but the Lease is not terminated, (i) Landlord shall restore the Premises to the condition that existed prior to such casualty event (or as close as possible to such condition as is reasonably practicable); provided in no event shall Landlord be obligated to expend amounts in excess of the insurance proceeds made available to Landlord as a result of such casualty event and (ii) Rent shall proportionately abate commencing on the date of the damage or destruction and ending on the date the Premises are delivered to Tenant with the restoration substantially completed. The extent of the abatement shall be based upon the portion of the Premises rendered untenantable. Notwithstanding the foregoing, the cost of the Power actually used by Tenant during such casualty shall not be abated.

15. Condemnation

15.1. Total Taking. A “Taking” means any taking for any public or quasi-public use by condemnation or other eminent domain proceedings pursuant to any general or special law, or any permanent transfer in settlement of, or under threat of, any condemnation or other eminent domain proceedings. If the entire Premises is subject to a Taking, this Lease shall automatically terminate as of the date that title vests in the condemning authority.

15.2. Partial Taking. If there is a Taking of a part of the Premises and such Taking contains greater than [NUMBER IN WORDS] percent ([NUMBER]%) of the total area of the Premises or, if by reason of such Taking, Tenant no longer has reasonable means to access the Premises or any individual data hall, then Tenant may terminate this Lease in its entirety or with respect to such data hall upon written notice delivered to Landlord within [NUMBER IN WORDS] ([NUMBER]) days after the date of the Taking. In the event of a partial Taking that does not result in a termination of this Lease as to the entire Premises, then from and after the date of such partial Taking, Rent shall be proportionately adjusted in relation to the portions of the Premises and Building taken or rendered unusable by such partial Taking.

15.3. Restoration. If this Lease is not terminated as a result of any Taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

15.4. Allocation of Awards. Landlord shall be entitled to the entire award for any Taking, including any award made for the value of the leasehold estate created by this Lease. The foregoing notwithstanding, if this Lease is terminated in connection with any Taking, Landlord expressly permits Tenant to make a separate claim against the condemning authority, in any appropriate proceeding, for condemned/taken items of Tenant Owned Property and the value of Tenant’s unamortized, but taken, leasehold improvements or other improvements to the Premises made by Tenant or at Tenant’s expense.

16. Assignment.

16.1. Landlord Assignment. Landlord may, upon notice to Tenant but without Tenant’s consent, assign the Lease to an Acceptable Counterparty or undergo a Change of Control wherein an Acceptable Counterparty acquires Control of Landlord.

16.2. Tenant Assignment. Tenant may, upon notice to Landlord but without Landlord’s consent, assign the lease to any Affiliate; provided, the Tenant Guarantor will not be released from its obligations and liabilities under this Lease unless such Affiliate (or any replacement guarantor) satisfies the Credit Threshold or Landlord otherwise consents to such release. Tenant may only assign this Lease to parties that are not an Affiliate if the transferee satisfies the Credit Threshold or Tenant first obtains Landlord’s consent to the proposed assignee in writing. Landlord’s consent will not be unreasonably withheld18.

17. Tenant’s Default. Each of the following events shall be an “Event of Default” hereunder:

17.1. Monetary Default. Tenant fails to pay when due any installment of Rent and such failure continues for a period of [NUMBER IN WORDS] ([NUMBER]) Business Days after Landlord delivers written notice of such failure to tenant.

17.2. Nonmonetary Default. Tenant fails to perform or observe any other covenant, condition, or obligation of Tenant, and such failure continues for a period of [NUMBER IN WORDS] ([NUMBER]) Business Days after Landlord gives Tenant written notice thereof. Notwithstanding the foregoing, if a cure cannot be effected within such [NUMBER IN WORDS] ([NUMBER])-day period and provided that Tenant promptly begins and diligently pursues the cure in good faith during the [NUMBER IN WORDS] ([NUMBER])-day period, Tenant shall have such additional time as is reasonably necessary, not to exceed [NUMBER IN WORDS] ([NUMBER]) Business Days in the aggregate to effect such cure.

17.3. Tenant Debtor Protections. The occurrence of any of the following:

(a) Tenant: (i) makes an assignment for the benefit of creditors; (ii) admits in writing its inability to pay its debts as they become due; or (iii) files a voluntary petition in bankruptcy.

(b) A proceeding or case is commenced against Tenant, without the application or consent of Tenant, in any court of competent jurisdiction, which is not dismissed within [NUMBER IN WORDS] ([NUMBER]) days after filing, seeking: (i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant; (ii) the attachment, execution, or other judicial seizure of all or substantially all of Tenant’s assets; or (iii) reorganization, arrangement, composition, readjustment, liquidation, or dissolution of Tenant, or similar relief.

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The circumstances in which the Tenant and/or Tenant Guarantor will be released from their obligations following an assignment of the Lease (a “Tenant Release”) are expected to vary from lease to lease. It is expected that, in some leases, a Tenant Release will only be permitted if the assignee of the Lease is a specifically named creditworthy replacement tenant, and in others, a Tenant Release may be permitted if the assignee of the Lease has one or more of the following: a minimum credit rating, minimum net worth and/or minimum equity value (regardless of the identity of the assignee).

18. Landlord’s Remedies. Upon the occurrence of an Event of Default by Tenant, Landlord shall have all rights at law and equity, including the right to terminate Tenant’s right to possession of the Premises and to recover: (a) all Rent which shall have accrued and remains unpaid through the date of termination; plus (b) the amount by which the unpaid Rent (including payments of Operating Expenses, Taxes, and all items of Additional Rent in the amounts such items were payable for the month immediately prior to the Event of Default) for the balance of the Term, discounted to present value at the Prime Rate then in effect, exceeds the amount of Rent Landlord receives by reletting on market terms; plus (c) any other amount necessary to compensate Landlord for all the damages caused by Tenant’s failure to perform its obligations under this Lease (including reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs, and brokers’ fees incurred upon any reletting of the Premises);

19. Subordination; Estoppel Certificates

19.1. Subordination. Subject to the provisions set forth in Section 19.2 hereof, this Lease shall be subject and subordinate at all times to all current or future Mortgages. The provisions of this Section 19.1 shall be self-operative and no further instrument shall be required to effect the provisions of this Section, except as otherwise provided in Section 19.2 hereof.

19.2. Subordination, Non-Disturbance, and Attornment Agreement. Notwithstanding anything contained in this Section 19 to the contrary, Landlord’s execution of any Mortgage and Tenant’s subordination and attornment to any such Mortgage, as provided in this Section is expressly conditioned upon: (a) on or before the Effective Date, Landlord obtaining from any existing Mortgagee an executed and acknowledged non-disturbance agreement substantially in the form annexed hereto as Exhibit [LETTER] (the “Approved SNDA Form”); and (b) Landlord obtaining from any future Mortgagee, an SNDA substantially in the Approved SNDA Form (or on such future Mortgagee’s standard form, provided the terms are substantially consistent with the Approved SNDA Form).

19.3. Estoppel Certificates. Upon request of either party from time to time, Landlord and Tenant will execute and deliver an estoppel certificate within [NUMBER IN WORDS] ([NUMBER]) Business Days after written request from the other party. Each estoppel certificate shall be substantially in the form attached as Exhibit [LETTER] (or such other form as may reasonably be required by any Mortgagee or purchaser of the Property).

20. End of Term; Holding Over

20.1. Condition Upon Surrender. On the Lease Expiration Date, Tenant shall surrender the Premises to Landlord. The Premises shall be surrendered to Landlord vacant, “broom-clean,” and in good order, condition, and repair, normal wear and tear excepted. Tenant shall remove all of Tenant’s equipment and personal property, all telecommunications equipment and wires and cables installed by or on behalf of Tenant, all Tenant Owned Property, and all Alterations that Tenant is required to remove in accordance with Section 11.2. Tenant shall repair any damage to the Premises, including any damage caused by such removal. If Tenant fails to repair any damage caused by the removal of any Alterations,

Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in making any repairs and replacements to the Premises. Any property (including Tenant Owned Property) not removed by Tenant shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in effecting such removal and disposal. The provisions of this Section 20.1 shall survive the expiration or earlier termination of this Lease.

20.2. Transition Period; Holdover. Upon expiration or other termination of this Lease, Tenant will have the option to continue its use and occupancy of the applicable Phases(s) and use of the Capacity for a period of [NUMBER IN WORDS] ([NUMBER]) months. Any holding over after such period shall be deemed a month-to-month tenancy. If Tenant holds over, then: (a) Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in all or any portion of the Premises [NUMBER IN WORDS] percent ([NUMBER]%) of the Rent (including payments of Operating Expenses, Taxes, and all items of Additional Rent) payable during the final full month of the Term; (b) Tenant’s occupancy shall otherwise be on the terms and conditions of this Lease so far as applicable (but expressly excluding all extension rights); and (c) Tenant shall indemnify, defend, and hold Landlord harmless from all losses, costs (including reasonable attorneys’ fees), and liabilities resulting from such holdover, including any claims made by any succeeding tenants founded upon such holdover. The acceptance by Landlord of any holdover rent shall not preclude Landlord from exercising any other rights under this Lease or at law, including Landlord’s rights and remedies provided by law or this Lease.

21. Publicity; Signs. Landlord will not, directly or indirectly, disclose (including, without limitation, through any press release, advertising, customer list, web page, blog or other promotional or marketing material of any kind) the identity of Tenant as a tenant of the Building or otherwise publicly use any of Tenant’s name or trademarks without the express prior written consent of Tenant. No sign (including any directory board), advertisement, or notice referring to Tenant or any Affiliate of Tenant shall be inscribed, painted, affixed, or otherwise displayed on any part of the exterior or the interior of the Building without the prior written approval of Tenant. Tenant shall be permitted to install, at its own expense, signs containing Tenant’s name at the entrance doors to the Premises and in the reception area of the Premises. Upon expiration of the Term, Tenant, at Tenant’s expense, shall promptly remove all of its signs and repair any damage caused by such removal.

22. Parking. Landlord shall provide and maintain parking spaces for the use of Tenant’s employees and its invitees as shown on the site plan attached to this Lease as Exhibit [LETTER].

23. Notices. All notices or other communications required hereunder shall be in writing and shall be deemed duly given: (a) when delivered in person (with a written receipt therefor); (b) on the next Business Day after deposit with a recognized overnight delivery service; or (c) on the third (3rd) Business Day after being sent by certified or registered mail, return receipt requested, postage prepaid, to Landlord’s Address for Notices or to Tenant’s Address for Notices, as applicable. After the Lease Commencement Date, all notices to Tenant may, at Landlord’s option, be sent to the Premises. Either Party may change its address for the giving of notices by notice given in accordance with this Section 24. A Party’s refusal to accept delivery of any notice or communication sent by the other Party shall not render such notice ineffective. Notwithstanding the foregoing, all bills, statements, invoices, consents, requests, or other communications from Landlord to Tenant with respect to Rent may be sent to Tenant by regular U.S. Mail.

24. Guaranties.

24.1. Landlord Guaranty19. Landlord will deliver to Tenant, concurrent with Landlord’s execution and delivery of this Lease, a guaranty, executed by [LANDLORD GUARANTOR] in the form of Exhibit [LETTER].

24.2. Tenant Guaranty20. Tenant will deliver to Landlord, concurrently with Tenant’s execution and delivery of this Lease, a payment guaranty, executed by [TENANT GUARANTOR] (“Tenant Guarantor”) in the form of Exhibit [LETTER].

25. Miscellaneous Provisions

25.1. Brokers. Tenant represents and warrants to Landlord that Tenant has not employed or dealt with any broker, agent, or finder, other than Broker, in connection with this Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for any broker’s fee or commission asserted by any broker, agent, or finder employed by Tenant, other than Broker. The provisions of this Section 25.1 shall survive the expiration or earlier termination of this Lease.

25.2. Landlord Default; Tenant Remedies.

(a) Landlord Default. In the event Landlord should neglect or fail to perform or observe any of the material covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, or to correct a breach of any warranty or representation made by Landlord in this Lease (each, a “Landlord Default”), and such failure continues for [NUMBER IN WORDS] ([NUMBER]) days after [NUMBER IN WORDS] ([NUMBER]) days’ written notice of default (or if more than [NUMBER IN WORDS] ([NUMBER]) days shall be required because of the nature of the default, if Landlord shall fail to commence the curing of such default within such [NUMBER IN WORDS] ([NUMBER])-day period and proceed diligently thereafter to cure the default, but such extended cure period not to exceed an additional [NUMBER IN WORDS] ([NUMBER]) days in total), then Tenant shall have the rights set forth in Section 25.2(b). Notwithstanding the foregoing, it shall constitute a Landlord Default if Landlord fails to perform an obligation of Landlord to be performed under this Lease and such failure materially and adversely impairs Tenant’s use of the Premises for the Permitted Use, and Landlord fails to commence to cure such default within [NUMBER IN WORDS] ([NUMBER]) hours following receipt of written notice from Tenant of such default or thereafter fails to diligently pursue the curing thereof.

[19]	It is expected that, in some cases, BXDC or an affiliate thereof will be required to provide a guaranty to the Tenant of all of the Landlord’s obligations under the Lease.
[20]

It is expected that BXDC will pursue leases primarily with investment-grade hyperscalers. In some circumstances, the entity that executes the Lease as the “Tenant” will be a subsidiary of the hyperscale customer’s parent company (i.e., the Tenant itself will not be an investment-grade rated entity). In those circumstances, it is expected that creditworthy, significant subsidiary of the hyperscale customer’s parent company (as reflected in the parent company’s financial statements) will provide a guaranty of the Tenant’s obligations to pay Base Rent.

(b) Tenant Remedies. Upon the occurrence of a Landlord Default, Tenant shall have the following rights and remedies:

(i) If Tenant is awarded a money judgment against Landlord or incurs costs as a result of the Landlord Default, Tenant shall have the right to set-off such amounts against Base Rent and other amounts due under this Lease plus interest following notice from Tenant of Tenant’s intent to exercise its right of set-off hereunder;

(ii) The right to cure the Landlord Default at Landlord’s cost by taking whatever action is reasonably necessary to cure the same, without any liability for taking any such action. Landlord will promptly take all steps necessary to permit Tenant to exercise its right to cure a Landlord Default. Landlord will reimburse Tenant its reasonable out-of-pocket costs to cure such Landlord Default;

(iii) The right to recover damages proximately caused by a Landlord Default, which includes all amounts that become due under the Lease, and/or the right to assert its rights for specific performance or other equitable relief; and/or

(iv) In the event of a Landlord Default that is not cured within [NUMBER IN WORDS] ([NUMBER]) days, Tenant may terminate this lease.

(c) Landlord Insolvency. Notwithstanding anything to the contrary herein, Tenant shall the right to terminate the Lease in the event of the filing or execution or occurrence of any one of the bankruptcy events set forth in Exhibit [LETTER].

25.3. Landlord Access. Landlord and Landlord Parties may access the Premises to perform Landlord’s obligations under this Lease. Landlord permanent personnel will accompany all Landlord subcontractors entering the Premises, and Tenant reserves the right to escort anyone entering the Premises. Any access will be in accordance with the security and confidentiality requirements that Tenant may adopt from time to time (including a requirement that third parties agree to Tenant’s nondisclosure agreement, security rules, and safety and work rules). After the applicable Commencement Date for a Phase, Landlord will perform background checks for employees and subcontractor employees for such Phase as required by Exhibit [LETTER]. Tenant may prohibit access to the Premises by any third party at Tenant’s sole discretion subject to the terms of this Lease. Landlord may access the Premises without complying with the access rules specified above when necessary to respond to an emergency involving an imminent threat to life/safety or an imminent risk of damage to property, but Landlord will provide as much notice as possible in the circumstances and will notify Tenant in writing promptly following the event of the date, time, duration, and method of access and the nature of the emergency.

25.4. Operator. During the Term, Landlord agrees that only Landlord, an Affiliate of Landlord that is a Qualified Operator, or another Qualified Operator designated by Landlord and approved in advance in writing by Tenant (each, a “Manager”), in Tenant’s sole and absolute discretion, shall have responsibility for operation of the Building. Notwithstanding anything to the contrary contained in this Lease, the Building shall at all times be operated by a Qualified Operator. Subject to Section 25.3, Landlord shall have access to such portion(s) of the Building as are required for Landlord to fulfill its maintenance and operational obligations as required hereunder. Nothing in this Section 25.4 shall impair Landlord’s right to transfer Landlord’s interest in the Building or Property pursuant to Section 16 so long as the Property is managed in accordance with this Section 25.4.

25.5. Successors and Assigns. The terms, covenants, and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise expressly provided herein, their respective personal representatives and successors and assigns.

25.6. Limitation on Liability. Subject to the exclusions set forth in this Section 25.6, under no circumstances whatsoever shall Landlord or Tenant ever be liable under this Lease for any consequential, special, indirect, exemplary, or punitive damages. The limitation of liability set forth in this Section 25.6 does not apply to (i) a breach of either party’s confidentiality obligations under this Lease, (ii) any infringement, misuse or misappropriation of either party’s intellectual property rights, (iii) any act or omission by either party that constitutes gross negligence, willful misconduct or fraud, or (iv) Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Share of Property Taxes under this Lease and charges for electricity.

25.7. Partial Invalidity. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

25.8. Entire Agreement. All prior agreements between Landlord and Tenant are incorporated in this Lease, which constitutes the entire contract. This Lease (including all Exhibits) is intended as a final expression of the Parties’ agreement and may not be contradicted by evidence of any prior written or oral agreement. The Parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Lease.

25.9. Representations.

(a) Landlord Representations.

(i) Landlord represents and warrants to Tenant that Landlord is a duly formed legal entity in good standing under the Laws of the country in which the Property is located and is authorized to do business in the country (and state, if applicable) in which the Property is located; and, as of the Effective Date, the individual(s) executing this Lease on behalf of Landlord has the full right, legal power and actual authority to bind Landlord to the terms and conditions of this Lease.

(ii) As of the Effective Date, Landlord owns good and marketable fee simple title to the Property and none of the easements, liens, or encumbrances would materially and adversely interfere with Tenant’s Permitted Use of the Property.

(iii) Other than this Lease, there exists no sublease, license, or other agreement relative to the use or occupancy of the Property.

(iv) Landlord represents and warrants to Tenant that access to the Building is or will be by public or private roadways, and occupants of the Building have or will have access to the Building over the roads, paths, walks and drives on the Property or over easements appurtenant to and benefiting the Property.

(v) As of the Effective Date, to Landlord’s actual knowledge, there are no laws or zoning ordinances preventing use of the Property for the Permitted Use.

(vi) Except as disclosed in a [PHASE I ENVIRONMENTAL SITE ASSESSMENT], a true and complete copy of which has been delivered to Tenant prior to the Effective Date, as of the Effective Date, (i) Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Property or transported from the Property, any Hazardous Materials, nor to the best of Landlord’s knowledge has any Hazardous Materials been used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Property, other than the storage of diesel fuel in above-ground storage tanks located on the Property solely for the purpose of providing fuel to the back-up generators serving the Building and the installation of lithium ion batteries in the uninterruptible power supply system (UPS), engine oil, coolant, nickel zinc batteries, ni-cad batteries, VRLA batteries, refrigerant (chillers of CRACs), cleaning supplies, and water treatment chemicals (chilled water loop) for the use, operation, maintenance, and repair of the Building and its systems and equipment, and all in accordance with applicable Laws; (ii) no asbestos, asbestos-containing material, or mold have been observed or detected (or would be observed or detected after reasonable investigation) on the Property or any other portion of the Building; and (iii) there is no existing violation of any Law pertaining to environmental conditions or Hazardous Materials on the Property.

(vii) Landlord shall complete Landlord’s Work in a good and workmanlike manner, in accordance with applicable Law.

(viii) As of the Effective Date, to Landlord’s actual knowledge, there is no litigation or written notice of claim that would materially and adversely affect Tenant’s rights or Landlord’s ability to perform under this Lease.

(b) Tenant Representations. Tenant represents and warrants to Landlord that Tenant is a duly formed legal entity in good standing under the Laws of the country in which the Property is located and is authorized to do business in the country (and state, if applicable) in which the Property is located; and, as of the Effective Date, the individual(s) executing this Lease on behalf of Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions of this Lease.

25.10. Quiet Enjoyment. Upon Tenant paying the Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by, through, or under Landlord, subject, however, to the provisions of this Lease and to the priority of any mortgages or deeds of trust or ground or underlying leases.

25.11. Survival. Upon the expiration or other termination of this Lease, neither Party shall have any further obligation or liability to the other, except as otherwise expressly provided in this Lease and except for such obligations as by their nature can only be performed after such expiration or other termination. Any liability for a payment which shall have accrued or relates to any period before the expiration or other termination of this Lease shall survive the expiration or earlier termination of this Lease.

25.12. Governing Law; Consent to Jurisdiction and Venue. The Laws of the State of [STATE] shall govern the validity, performance, and enforcement of this Lease. Tenant consents to personal jurisdiction and venue in the state and judicial district in which the Building is located. The courts of the state where the Building is located shall have exclusive jurisdiction and Tenant hereby agrees to such exclusive jurisdiction.

25.13. Amendments. This Lease may only be amended, modified, or supplemented by an agreement in writing duly executed by both Landlord and Tenant.

25.14. WAIVER OF JURY TRIAL. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE.

25.15. SUBMISSION OF LEASE. SUBMISSION OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN OFFER AND SHALL NOT BIND EITHER PARTY IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS DULY SIGNED AND DELIVERED BY LANDLORD.

25.16. No Recording. Neither this Lease nor any memorandum hereof shall be recorded or filed in any land records or other public records of any jurisdiction.

25.17. Confidentiality.

(a) Except as expressly permitted in this Section 25.17, neither Party nor its employees will, without the prior written consent of the other Party, disclose any Confidential Information of the other Party to any third party. Information will be considered “Confidential Information” of a Party if either: (a) it is disclosed by the Party to the other Party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; (b) it is disclosed by one Party to the other Party in non-tangible form and is specifically identified as confidential at the time of disclosure; or (c) based on the content of the information or the circumstances of its disclosure, would reasonably be understood by the recipient to be “confidential”. In addition, notwithstanding anything in this Lease to the contrary, the terms and existence of this Lease will be deemed Confidential Information of each Party. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one known (or reasonably should have been known) to the receiving party to have an obligation of confidentiality to the disclosing Party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Lease by the receiving Party (provided always that neither party shall issue any press releases, disclosures or announcements or any marketing, advertising or other promotional materials containing such information without the prior written consent of the other Party); or (iv) is independently developed by the receiving Party. The terms and conditions of this Lease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Lease by the receiving Party.

(b) Each Party will secure and protect the Confidential Information of the other Party in a manner consistent with a reasonable degree of care. Subject to all other terms set forth in this Lease, each Party may disclose the other Party’s Confidential Information where: (a) the disclosure is required by applicable Laws (including the rules and regulations of the U.S. Securities and Exchange Commission) or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other Party to allow such other Party to seek a protective order; (b) if upon advice of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information (provided that a copy of such notice shall be provided to the other party reasonably in advance and the disclosing party shall consider reasonable comments of the non-disclosing party); and (c) the disclosure is for valid business, legal and accounting purposes and is: (i) to that Party’s or its Affiliates’ employees, officers, directors, attorneys, accountants, consultants and other advisors or third party service providers at or performing work incident to the Premises, (ii) to that Party’s or its Affiliates’ auditors or regulators, or (iii) to Landlord’s lenders and existing and potential acquirers of Landlord or any portion of the Premises; provided that, in the case of any disclosure described in clause (c), the persons to whom such Confidential Information is disclosed, must be advised in writing to treat and is legally bound by a duty to hold such Confidential Information as disclosed in confidence and to not disclose it to third persons that have not also agreed to so treat such Confidential Information as disclosed in confidence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Lease as of the Effective Date.

LANDLORD:
[LANDLORD NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE]

By:
Name:
Title:

TENANT:
[TENANT NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE]

By:
Name:
Title: